STATE OF OKLAHOMA

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION OF

ADDVANTAGE TECHNOLOGIES GROUP, INC.

TO: THE SECRETARY OF STATE OF OKLAHOMA
State Capitol Building
Oklahoma City, Oklahoma 73105

The undersigned Oklahoma corporation, for the purpose of amending its Certificate of Incorporation as originally filed on September 20, 1989, as provided by Section 1077 of the Oklahoma General Corporation Act, hereby states as follows:

The date of filing its original Certificate of Incorporation with the Secretary of State of Oklahoma was September 20, 1989. Said Certificate of Incorporation was thereafter amended on December 14, 1990, February 14, 1991, June 20, 1991, July 8, 1992, September 14, 1992, October 8, 1998, September 30, 1999, November 22, 1999, December 9, 1999 and March 2, 2000.

That at a meeting of the Board of Directors of ADDvantage Technologies Group, Inc. resolutions were duly adopted setting forth a proposed amendments of the certificate of incorporation of said corporation (the “Certificate of Incorporation”), declaring said amendments to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

FIRST: that effective as of 12:01 a.m. Eastern Time on November 16, 2023 (the “Effective Time”), each 10 shares of the Corporation’s Common Stock issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the Corporation or the respective holders thereof, be combined and converted into one share of Common Stock without increasing or decreasing the par value of each share of Common Stock (the “Reverse Stock Split”). No fractional shares of Common Stock shall be issued as a result of the Reverse Stock Split and, in lieu thereof, upon surrender after the Effective Time of a certificate or book entry position which formerly represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time, any person who would otherwise be entitled to a fractional share of Common Stock as a result of the Reverse Stock Split, following the Effective Time, shall be entitled to receive a cash payment (without interest and subject to withholding taxes, as applicable) equal to the fraction of a share of Common Stock to which such holder would otherwise be entitled multiplied by the closing price of Common Stock on the Nasdaq Stock Market on the first business day immediately preceding the Effective Time (as adjusted in good faith by the Corporation to account for the reverse stock split ratio). The Reverse Stock Split shall occur whether or not the certificates representing such shares of Common Stock are surrendered to the Corporation or its transfer agent. Each certificate or book entry position that immediately prior to the Effective Time represented shares of Common Stock shall thereafter represent the number of shares of Common Stock into which the shares of Common Stock represented by such certificate or book entry position has been combined, subject to the elimination of fractional interests set forth above. Notwithstanding the Reverse Stock Split, the authorized capital of the Company shall remain unchanged at 100,000,000 shares, of which 95,000,000 shares shall be Common Stock with a par value of $0.01 per share, and 5,000,000 shares shall be Preferred Stock with a par value of $1.00 per share.

SECOND: that the Certificate of Incorporation of this corporation be amended by deleting Article IV in its entirety and inserting the following:

“ARTICLE IV

CAPITALIZATION

The aggregate number of shares of all classes of stock which the Corporation shall have authority to issue is 100,000,000, of which 95,000,000 shares shall be Common Stock with a par value of $0.01 per share, and 5,000,000 shares shall be Preferred Stock with a par value of $1.00 per share.

The designations and preferences, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption, conversion and other rights of the shares of each class of stock are as follows:

Preferred Stock

The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more series.

The description of shares of each series of Preferred Stock, including any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption shall be as set forth in resolutions adopted by the Board of Directors and in a Certificate of Designations filed as required by law from time to time prior to the issuance of any shares of such series.

The Board of Directors is expressly authorized, prior to issuance, by adopting resolutions providing for the issuance of, or providing for a change in the number of, shares of any particular series of Preferred Stock and, if and to the extent from time to time required by law, by filing a Certificate of Designations to set or change the number of shares to be included in each series of Preferred Stock and to set or change in any one or more respects the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms and conditions of redemption relating to the shares of each such series. Notwithstanding the foregoing, the Board of Directors shall not be authorized to change the right of the Common Stock of the Corporation to vote one vote per share on all matters submitted for shareholder action.

The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, setting or changing the following:

(a) the distinctive serial designation of such series and the number of shares constituting such series (provided that the aggregate number of shares constituting all series of Preferred Stock shall not exceed 5,000,000);

(b) the annual dividend rate on shares of such series, whether dividends shall be cumulative and, if so, from which date or dates;

(c) whether the shares of such series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon and after which such shares shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(d) the obligation, if any, of the Corporation to retire shares of such series pursuant to a sinking fund;

(e) whether shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or classes and, if so, the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

(f) whether the shares of such series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(g) the rights of the shares of such shares in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation; and

(h) any other relative rights, powers, preference, qualifications, limitations or restrictions thereof relating to such series.

The shares of Preferred Stock of any one series shall be identical with each other in all respects as to the dates from and after which dividends thereon shall cumulate, if cumulative.

Common Stock

Subject to all of the rights of the Preferred Stock as expressly provided herein, by law or by the Board of Directors pursuant to this ARTICLE IV, the Common Stock of the Corporation shall possess all such rights and privileges as are afforded to capital stock by applicable law in the absence of any express grant of rights or privileges herein, including, but not limited to, the following rights and privileges:

(a) dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends;

(b) the holders of Common Stock shall have the right to vote for the election of directors and on all other matters requiring shareholder action, each share being entitled to one vote; and

(c) upon the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interests.

Reverse Stock Split. Effective as of 12:01 a.m. Eastern Time on November 16, 2023 (the “Effective Time”), each 10 shares of the Corporation’s Common Stock issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the Corporation or the respective holders thereof, be combined and converted into one share of Common Stock without increasing or decreasing the par value of each share of Common Stock (the “Reverse Stock Split”). No fractional shares of Common Stock shall be issued as a result of the Reverse Stock Split and, in lieu thereof, upon surrender after the Effective Time of a certificate or book entry position which formerly represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time, any person who would otherwise be entitled to a fractional share of Common Stock as a result of the Reverse Stock Split, following the Effective Time, shall be entitled to receive a cash payment (without interest and subject to withholding taxes, as applicable) equal to the fraction of a share of Common Stock to which such holder would otherwise be entitled multiplied by the closing price of Common Stock on the Nasdaq Stock Market on the first business day immediately preceding the Effective Time (as adjusted in good faith by the Corporation to account for the reverse stock split ratio). The Reverse Stock Split shall occur whether or not the certificates representing such shares of Common Stock are surrendered to the Corporation or its transfer agent. Each certificate or book entry position that immediately prior to the Effective Time represented shares of Common Stock shall thereafter represent the number of shares of Common Stock into which the shares of Common Stock represented by such certificate or book entry position has been combined, subject to the elimination of fractional interests set forth above. Notwithstanding the Reverse Stock Split, the authorized capital of the Company shall remain unchanged.”

THIRD: that all other provisions of the Amended Certificate of Incorporation of the Corporation not amended hereby shall remain in full force and effect.

This Amendment to the Amended Certificate of Incorporation was set forth in a resolution duly adopted by the Board of Directors, which declared the adoption of the Amendment to be advisable and which ordered that the Amendment be considered by the shareholders of the Corporation entitled to vote thereon.

Thereafter, at the Annual Meeting of the shareholders of the Corporation duly called and held on September 22, 2023, the necessary number of shares as required by statute were voted in favor of the Amendment.

Thus, this Amendment to the Amended Certificate of Incorporation was duly adopted in accordance with Sections l067 and 1077 of the 0klahoma General Corporation Act.

IN WITNESS WHEREOF, said ADDvantage Technologies Group, Inc. has caused its corporate seal to be affixed hereto and this Amendment to be signed by its President and Secretary this 9th day of November 2023.

ATTEST:

By:	/s/ Michael A. Rutledge	By:	/s/ Joseph E. Hart
Name:	Michael A. Rutledge	Name:	Joseph E. Hart
Title:	Secretary	Title:	President